                                                Filed Pursuant to Rule 424(b)(2)
                                                      Registration No. 33-62549

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 3, 1995

                                  $75,000,000

                       Portland General Electric Company

                8 1/4% Quarterly Income Debt Securities* (QUIDS(sm)) (Junior Subordinated Deferrable Interest Debentures, Series A)
                            ------------------------

     Interest on the 8 1/4% Junior Subordinated Deferrable Interest Debentures, Series A (the "Series A Junior Subordinated Debentures") is payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing December 31, 1995. The Series A Junior Subordinated Debentures will mature on December 31, 2035. The Series A Junior Subordinated Debentures will be redeemable at the option of Portland General Electric Company, an Oregon corporation ("PGE" or the "Company"), in whole or in part, on or after October 10, 2000 at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

     The Series A Junior Subordinated Debentures will be issued in the form of one or more global certificates registered in the name of The Depository Trust Company ("DTC"), as securities depository, or its nominee. Except as described herein, purchasers of the Series A Junior Subordinated Debentures will not receive certificates representing their ownership interests therein, and such interests will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The authorized denominations of the Series A Junior Subordinated Debentures are $25 and integral multiples thereof. See "Description of the Series A Junior Subordinated Debentures".

     The obligations of PGE under the Series A Junior Subordinated Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined in the accompanying Prospectus) of PGE. At June 30, 1995, Senior Indebtedness of PGE aggregated approximately $2,000,000,000.

     The Series A Junior Subordinated Debentures have been approved for listing, subject to notice of issuance, on the New York Stock Exchange (the "NYSE") under the symbol "PGB".
                            ------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE S-3 HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE SERIES A JUNIOR SUBORDINATED DEBENTURES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENT OF INTEREST ON THE SERIES A JUNIOR SUBORDINATED DEBENTURES MAY BE DEFERRED AND CERTAIN RELATED FEDERAL INCOME TAX CONSEQUENCES.
                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
                      PROSPECTUS TO WHICH IT RELATES. ANY
                        REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.
                            ------------------------

                                                       INITIAL PUBLIC    UNDERWRITING      PROCEEDS TO
                                                       OFFERING PRICE     DISCOUNT(1)      COMPANY(2)
                                                      ---------------------------------------------------
Per Series A Junior Subordinated Debenture............      100.00%          3.15%           96.85%
Total.................................................    $75,000,000     $2,362,500       $72,637,500

---------------

(1) PGE has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(2) Before deducting estimated expenses of $257,000 payable by PGE.
                            ------------------------

     The Series A Junior Subordinated Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Series A Junior Subordinated Debentures will be ready for delivery in book-entry form only through the facilities of DTC in New York, New York, on or about October 10, 1995.
---------------
* QUIDS is a service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
                               MERRILL LYNCH & CO.
                                                      SMITH BARNEY INC.
                            ------------------------

           The date of this Prospectus Supplement is October 3, 1995.

                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       PORTLAND GENERAL ELECTRIC COMPANY

     PGE, incorporated in Oregon in 1930, has principal offices located at 121 SW Salmon Street, Portland, Oregon 97204 (telephone number 503-464-8000). The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in the State of Oregon. The Company's service area is 3,170 square miles, including 54 incorporated cities of which Portland and Salem are the largest, within a State approved service area allocation of 4,070 square miles. A portion of the City of Portland is serviced by another Oregon utility. The Company estimates that the population of its service area at December 31, 1994 was approximately 1.35 million, constituting approximately 45% of the State's population. At June 30, 1995, the Company served more than 540,000 customers.

     The Company is a wholly owned subsidiary of Portland General Corporation ("Portland General"), an electric utility holding company exempt from the application of the Public Utility Holding Company Act of 1935 except Section 9(a)(2) relating to the acquisition of securities of other public utility companies.

                                  RISK FACTORS

     Prospective purchasers of Series A Junior Subordinated Debentures should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RIGHT OF PGE TO DEFER PAYMENT OF INTEREST

     So long as PGE shall not be in default in the payment of interest on the Series A Junior Subordinated Debentures, PGE shall have the right under the Junior Indenture (as defined below), upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Series A Junior Subordinated Debentures, to extend the interest payment period at any time and from time to time for a period not exceeding 20 consecutive calendar quarters (each such extended period, an "Extension Period"). No interest shall be due and payable during an Extension Period, but on the interest payment date occurring at the end of each Extension Period PGE shall pay to the holders of record on the record date for such interest payment date (regardless of who the holders of record may have been on other dates during the Extension Period) all accrued and unpaid interest on the Series A Junior Subordinated Debentures, together with interest thereon, compounded quarterly at the rate of interest on the Series A Junior Subordinated Debentures. In the event that PGE exercises such right to extend, PGE may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its capital stock until deferred interest on the Series A Junior Subordinated Debentures is paid in full, subject to certain exceptions described herein. See "DESCRIPTION OF DEBT SECURITIES -- Junior Subordinated Debentures -- Certain Covenants" in the accompanying Prospectus.

     Upon the termination of any Extension Period and the payment of all interest then due, PGE may commence a new Extension Period. After prior notice given by public announcement in accordance with NYSE rules, PGE may also prepay at any time all or a portion of the interest accrued during an Extension Period. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Debentures. See "DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period".

NO CASH PAYMENTS DURING EXTENSION PERIOD TO PAY ACCRUED TAX LIABILITY

     In the event an Extension Period occurs, holders of the Series A Junior Subordinated Debentures would continue, under the original issue discount rules, to accrue income on the Series A Junior Subordinated Debentures for United States federal income tax purposes. As a result, a holder that is subject to United States federal income tax ordinarily would include such amounts in gross income in advance of the receipt of cash. A holder that disposes of its Series A Junior Subordinated Debentures prior to the record date for payment of interest at the end of an Extension Period will not receive cash from PGE related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Extension Period. The extent to which such a holder will receive a return on the Series A Junior Subordinated Debentures for the period it held such Series A Junior Subordinated Debentures will depend on the market for the Series A Junior Subordinated Debentures at the time of such disposition. See "Differences In Timing and Amount Between Interest Payments and Taxable Income" below, and "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- United States Holders".

CERTAIN TRADING CHARACTERISTICS

     The Series A Junior Subordinated Debentures are expected to trade as equity securities on the NYSE. Accordingly, the Series A Junior Subordinated Debentures are expected to trade "flat"; thus, purchasers of Series A Junior Subordinated Debentures will not pay and sellers will not receive any accrued and unpaid interest thereon that is not included in the trading price. However, for United States federal income tax purposes, interest on the Series A Junior Subordinated Debentures is included in income as it accrues, rather than when it is paid. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- United States Holders".

DIFFERENCES IN TIMING AND AMOUNT BETWEEN INTEREST PAYMENTS AND TAXABLE INCOME

     Because the original issue discount rules apply to the Series A Junior Subordinated Debentures, even if an Extension Period does not occur there may be differences in timing and amount between the recognition of gross income and the interest payable with respect to a Series A Junior Subordinated Debenture. An owner of a Series A Junior Subordinated Debenture that does not use a calendar year for tax accounting may be required to include in income in each tax year an amount of original issue discount corresponding to a portion of the interest payable during such owner's next succeeding tax year. An owner that disposes of Series A Junior Subordinated Debentures may be required to include in income original issue discount corresponding to interest payable after the disposition. See "CERTAIN FEDERAL INCOME TAX CONSIDERATIONS -- United States Holders".

POTENTIAL MARKET VOLATILITY DURING EXTENSION PERIOD

     As described above, PGE has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. In the event PGE determines to extend an interest payment period, or in the event PGE thereafter extends an Extension Period or prepays interest accrued during an Extension Period as described above, the market price of the Series A Junior Subordinated Debentures is likely to be adversely affected. In addition, as a result of such rights, the market price of the Series A Junior Subordinated Debentures may be more volatile than other debt instruments with original issue discount that do not have such rights. A holder that disposes of its Series A Junior Subordinated Debentures during an Extension Period, therefore, may not receive the same return on its investment as a holder that continues to hold its Series A Junior Subordinated Debentures. See "DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES -- Option to Extend Interest Payment Period".

SUBORDINATION OF SERIES A JUNIOR SUBORDINATED DEBENTURES

     The Series A Junior Subordinated Debentures are senior to preferred stock and to the Common Stock of PGE but will be unsecured obligations of PGE and subordinate to all existing and future Senior Indebtedness of PGE. On June 30, 1995, approximately $2,000,000,000 of such Senior Indebtedness was outstanding. There are no terms of the Series A Junior Subordinated Debentures that limit PGE's ability to incur additional indebtedness, including indebtedness that would rank senior to the Series A Junior Subordinated Debentures. The Junior Indenture does not contain any cross-defaults to any other indebtedness of PGE or Portland General and, therefore, a default with respect to, or the acceleration of, any such other indebtedness will not constitute an Event of Default (as defined in the Junior Indenture) with respect to the Series A Junior Subordinated Debentures. See "DESCRIPTION OF DEBT SECURITIES -- Junior Subordinated Debentures -- Subordination" in the accompanying Prospectus.

                         SUMMARY FINANCIAL INFORMATION
               (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PERCENTAGES)

     The following summary financial information for each of the three years in the period ended December 31, 1994 and the six months ended June 30, 1995 has been derived from the consolidated financial statements of PGE for the respective periods. The consolidated financial statements for the three-year period ended December 31, 1994 have been audited by Arthur Andersen LLP, independent auditors, and the reports of Arthur Andersen LLP are incorporated in the accompanying Prospectus by reference. This summary financial information is qualified in its entirety by and should be read in conjunction with the detailed financial statements and related notes thereto included in the documents incorporated by reference in the Prospectus.

                                                YEAR ENDED DECEMBER 31           TWELVE MONTHS
                                          ----------------------------------         ENDED
                                                                                    JUNE 30,
                                            1992         1993         1994            1995
                                           --------     --------     --------    --------------
                                                                                  (UNAUDITED)
Statement of Income Data:
  Operating Revenue.....................  $880,098     $944,531     $958,955        $956,877
  Net Operating Income..................   160,037      154,200      153,208         167,806
  Net Income............................   105,562       99,744      106,118          81,831(a)

                                                                     JUNE 30, 1995
                                                                      (UNAUDITED)
                                                        ---------------------------------------
                                                          ACTUAL       AS ADJUSTED(B)       %
                                                        ----------     --------------     -----
Capitalization
Long-Term Debt
  First Mortgage Bonds................................  $  681,208       $  681,208        37.1%
  Pollution Control Bonds and Other...................     193,436          193,436        10.5%
  Junior Subordinated Debentures......................          --           75,000         4.1%
                                                        ----------     --------------     -----
          Total.......................................     874,644          949,644        51.7%
Cumulative Preferred Stock (net of sinking fund
  requirements)
  Subject to Mandatory Redemption.....................      40,000           40,000         2.2%
  Not Subject to Mandatory Redemption.................      69,704               --          --
                                                        ----------     --------------     -----
          Total.......................................     109,704           40,000         2.2%
                                                        ----------     --------------     -----
Common Stock Equity...................................     844,870          844,870        46.1%
                                                        ----------     --------------     -----
          Total Capitalization........................  $1,829,218       $1,834,514       100.0%
                                                        ==========     ============       =====

---------------
(a) Includes a $36,708,000 charge for Trojan disallowance.

(b) Adjusted to give effect of the sale of the Series A Junior Subordinated Debentures and the application of the net proceeds to retire certain outstanding preferred stock not subject to mandatory redemption. See "USE OF PROCEEDS".

                                USE OF PROCEEDS

     Approximately $71 million of the proceeds from the sale of the Series A Junior Subordinated Debentures will be used by PGE to retire certain outstanding preferred stock not subject to mandatory redemption, including accrued but unpaid dividends and redemption premium. The remainder of the proceeds will be used to repay short-term borrowings and for other corporate purposes.

           DESCRIPTION OF THE SERIES A JUNIOR SUBORDINATED DEBENTURES

     The following description of the Series A Junior Subordinated Debentures supplements and should be read in conjunction with the description of the general terms and provisions of the Junior Subordinated Debentures set forth in the accompanying Prospectus under the caption "DESCRIPTION OF DEBT
SECURITIES -- Junior Subordinated Debentures". The following description does not purport to be complete and is qualified in its entirety by reference to the description in the accompanying Prospectus and to the Indenture, dated as of September 1, 1995 between PGE and The Bank of New York, as Trustee (the "Junior Trustee"), as supplemented by the First Supplemental Indenture thereto (such Indenture, as so supplemented, is hereinafter referred to as the "Junior Indenture").

GENERAL

     The Series A Junior Subordinated Debentures will be issued as a series of unsecured Junior Subordinated Debentures under the Junior Indenture. The Series A Junior Subordinated Debentures will be limited in aggregate principal amount to $75 million.

     The entire principal amount of the Series A Junior Subordinated Debentures will become due and payable, together with any accrued and unpaid interest thereon, on December 31, 2035.

     The Series A Junior Subordinated Debentures will initially be issued as a Global Security (as defined below). As described herein, in certain limited circumstances Series A Junior Subordinated Debentures may be issued in certificated form in exchange for a Global Security. See "Book-Entry and Settlement" below. In the event that Series A Junior Subordinated Debentures are issued in certificated form, such Series A Junior Subordinated Debentures will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below.

     Payments on Series A Junior Subordinated Debentures issued as a Global Security will be made to DTC, as the depository for the Series A Junior Subordinated Debentures. In the event Series A Junior Subordinated Debentures are issued in certificated form, principal of and premium, if any, and interest on the Series A Junior Subordinated Debentures will be payable, the transfer of Series A Junior Subordinated Debentures will be registrable and Series A Junior Subordinated Debentures will be exchangeable for Series A Junior Subordinated Debentures of other denominations of a like aggregate principal amount at the corporate trust office of the Junior Trustee in The City of New York; provided, that payment of interest may be made at the option of PGE by check mailed to the address of the persons entitled thereto.

OPTIONAL REDEMPTION

     PGE shall have the right to redeem the Series A Junior Subordinated Debentures, in whole or in part, from time to time, on or after October 10, 2000, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the redemption date.

INTEREST

     The Series A Junior Subordinated Debentures will mature on December 31, 2035 and will bear interest at an annual rate of 8 1/4% from and including the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date") commencing December 31, 1995, provided that, so long as PGE shall not be in default in the payment of interest on the Series A Junior Subordinated Debentures. PGE shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Series A Junior Subordinated Debentures, to extend the interest payment period from time to time for a period not exceeding 20 consecutive calendar quarters. Interest will continue to accrue on the Series A Junior Subordinated Debentures during an Extension Period and will compound quarterly, at the rate specified for the Series A Junior Subordinated Debentures. See "Option to Extend Interest Payment Period" below.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and, for any period shorter than a full calendar month, on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Series A Junior Subordinated Debentures is not a Business Day (as defined below), then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in The City of New York are authorized to close. (Section
1.04 of the First Supplemental Indenture)

     Interest payable on any Series A Junior Subordinated Debenture that is punctually paid or duly provided for on any Interest Payment Date shall be paid to the person in whose name such Series A Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date (each a "Record Date"). In the event the Series A Junior Subordinated Debentures shall not continue to remain in book-entry-only form, PGE shall have the right to select record dates which shall be any Business Day prior to, but not more than 15 days preceding, an Interest Payment Date. (Section 1.03 of the First Supplemental Indenture)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as PGE shall not be in default in the payment of interest on the Series A Junior Subordinated Debentures, PGE shall have the right, upon prior notice by public announcement given in accordance with NYSE rules at any time during the term of the Series A Junior Subordinated Debentures, prior to an Interest Payment Date as provided below, to extend the interest payment period from time to time to another Interest Payment Date by one or more quarterly periods, not to exceed 20 consecutive calendar quarters from the last Interest Payment Date to which interest was paid in full. No interest shall be due and payable during an Extension Period, but on the Interest Payment Date occurring at the end of each Extension Period PGE shall pay to the holders of record on the Record Date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during such Extension Period) all accrued and unpaid interest on the Series A Junior Subordinated Debentures, together with interest thereon. Interest will continue to accrue on the Series A Junior Subordinated Debentures during an Extension Period and will compound quarterly, at the rate of interest specified for the Series A Junior Subordinated Debentures. Prior to the termination of any Extension Period, PGE may pay all or any portion of the interest accrued on the Series A Junior Subordinated Debentures on any Interest Payment Date to holders of record on the Record Date for such Interest Payment Date or may from time to time further extend such Extension Period, provided that any such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive calendar quarters. If PGE shall elect to pay all of the interest accrued on the Series A Junior Subordinated Debentures on an Interest Payment Date during an Extension Period, such Extension Period shall automatically terminate on such Interest Payment Date. Upon the termination of an Extension Period and the payment of all amounts of interest then due, PGE may commence a new Extension Period, subject to the above requirements. Consequently, there could be multiple Extension Periods of varying lengths throughout the term of the Series A Junior Subordinated Debentures. (Section 3.01 of the First Supplemental Indenture)

     If PGE exercises its right to extend any interest payment period, there will be certain restrictions on PGE's right to declare or pay dividends on, or redeem, purchase or acquire, any shares of PGE's capital stock as described under "DESCRIPTION OF DEBT SECURITIES -- Junior Subordinated
Debentures -- Certain Covenants of PGE" in the accompanying Prospectus. Therefore, under current circumstances, PGE believes that an extension of an interest payment period on the Series A Junior Subordinated Debentures is unlikely.

     PGE shall give holders of the Series A Junior Subordinated Debentures prior notice of (i) PGE's election to initiate an Extension Period and the duration thereof, (ii) PGE's election to extend an Extension Period beyond the Interest Payment Date on which such Extension Period is then scheduled to terminate and the duration of such extension and (iii) PGE's election to make a full or partial payment of interest accrued on the Series A Junior Subordinated Debentures on any Interest Payment Date during an Extension Period and the amount of such payment. In no event shall such notice be given less than 10 Business Days prior to the applicable Interest Payment Date. (Section 3.02 of the First Supplemental Indenture)

BOOK-ENTRY AND SETTLEMENT

     The Series A Junior Subordinated Debentures will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of a nominee of DTC. Except under the limited circumstances described below, Series A Junior Subordinated Debentures represented by the Global Security will not be exchangeable for and will not otherwise be issuable as Series A Junior Subordinated Debentures in certificated form. The Global Securities described above may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depository or its nominee. (Section 1.02 of the First Supplemental Indenture)

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Series A Junior Subordinated Debentures in certificated form and will not be considered the holders (as defined in the Junior Indenture) thereof for any purpose under the Junior Indenture and no Global Security representing Series A Junior Subordinated Debentures shall be exchangeable except for another Global Security of like denomination and tenor to be registered in the name of DTC or its nominee or to a successor depository or its nominee. Accordingly, each Beneficial Owner (as defined below) must rely on the procedures of DTC and, if such person is not a Participant (as defined below), on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Junior Indenture.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the marketability of beneficial interests in such a Global Security.

     DTC. DTC will act as securities depository for the Series A Junior Subordinated Debentures. The Series A Junior Subordinated Debentures will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Global Securities will be issued, representing in the aggregate the total number of Series A Junior Subordinated Debentures and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities

Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Series A Junior Subordinated Debentures within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Junior Subordinated Debentures on DTC's records. The ownership interest of each actual purchaser of each Series A Junior Subordinated Debenture ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Junior Subordinated Debentures. Transfers of ownership interests in the Series A Junior Subordinated Debentures are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Junior Subordinated Debentures except in the event that use of the book-entry system for the Series A Junior Subordinated Debentures is discontinued.

     DTC has no knowledge of the actual Beneficial Owners of the Series A Junior Subordinated Debentures; DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Junior Subordinated Debentures are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Series A Junior Subordinated Debentures are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Interest payments on the Series A Junior Subordinated Debentures will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC or PGE, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of interest to DTC is the responsibility of PGE, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Series A Junior Subordinated Debentures at any time by giving reasonable notice to PGE. Under such circumstances, in the event that a successor securities depository is not obtained, Series A Junior Subordinated Debenture certificates are required to be printed and delivered. Additionally, PGE may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). In that event, certificates for the Series A Junior Subordinated Debentures will be printed and delivered. In each of the above circumstances, PGE will appoint a paying agent with respect to the Series A Junior Subordinated Debentures.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that PGE believes to be reliable, but neither PGE nor the Underwriters take any responsibility for the accuracy thereof.

     Neither PGE, the Junior Trustee, the Underwriters, any paying agent nor any other agent of PGE, the Junior Trustee or the Underwriters will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for Series A Junior Subordinated Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     DISCONTINUANCE OF DTC SERVICES. A Global Security shall be exchangeable for Series A Junior Subordinated Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies PGE that it is unwilling or unable to continue as a depository for such Global Security, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository and, in either case, no successor depository shall have been appointed, (ii) PGE in its sole discretion determines that such Global Security shall be so exchangeable or
(iii) there shall have occurred an Event of Default with respect to such Series A Junior Subordinated Debentures. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Series A Junior Subordinated Debentures registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security.

REGISTRAR AND TRANSFER AGENT

     So long as the Series A Junior Subordinated Debentures remain in book-entry-only form, the Junior Trustee will act as registrar and transfer agent for the Series A Junior Subordinated Debentures. See "General" above.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This section is a summary of certain United States federal income tax considerations that may be relevant to prospective purchasers of Series A Junior Subordinated Debentures and represents the opinion of Morgan, Lewis & Bockius LLP, special tax counsel to PGE, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (perhaps with retroactive effect). Subsequent changes may cause tax consequences to vary substantially from the consequences described below.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Series A Junior Subordinated Debentures. Moreover, except as specified below, the discussion focuses on holders of Series A Junior Subordinated Debentures who are individual citizens or residents of the United States and who hold the Series A Junior Subordinated Debentures as capital assets. The discussion has only limited application to corporations, estates, trusts and non-resident aliens. The discussion does not deal with Beneficial Owners that are subject to special tax rules, such as dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt entities, persons holding Series A Junior Subordinated Debentures as part of a hedging or conversion transaction or a straddle or persons whose "functional currency" is not the dollar. Additionally, the discussion addresses only the tax treatment of Beneficial Owners that purchase Series A Junior Subordinated Debentures in this offering; it does not address the tax treatment of Beneficial Owners that purchase Series A Junior Subordinated Debentures in the secondary market.

     EACH PROSPECTIVE PURCHASER OF SERIES A JUNIOR SUBORDINATED DEBENTURES IS ADVISED TO CONSULT, AND SHOULD DEPEND ON, HIS OR HER OWN TAX ADVISOR IN ANALYZING THE FEDERAL, STATE, LOCAL

AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SERIES A JUNIOR SUBORDINATED DEBENTURES.

UNITED STATES HOLDERS

     For purposes of this discussion, a United States Holder is a Beneficial Owner that is (i) a citizen or resident of the United States, (ii) a domestic corporation or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Series A Junior Subordinated Debentures.

     Because the interest payment period is extendable by PGE, the Series A Junior Subordinated Debentures will be considered to be issued with "original issue discount" ("OID") pursuant to Code Sections 1271 et. seq. and the Treasury Regulations promulgated thereunder. Therefore, interest on the Series A Junior Subordinated Debentures will be included in the income of a United States Holder as it accrues, rather than when it is paid, regardless of the United States Holder's regular method of accounting for tax purposes. As a result, during any Extension Period, a United States Holder generally would be required to include OID in income but would not receive cash with respect to the Series A Junior Subordinated Debentures sufficient to pay tax thereon. In addition, because OID accrues daily but interest on the Series A Junior Subordinated Debentures is paid quarterly, United States Holders may be required to include OID equivalent to interest in income for taxable years prior to the year in which the interest is actually paid. For calendar year taxpayers that hold a Series A Junior Subordinated Debenture for the entire year, however, OID recognized in income should match interest received in the absence of an Extension Period.

     A United States Holder generally will recognize gain or loss on the sale or retirement of a Series A Junior Subordinated Debenture equal to the difference between the amount realized from the sale or retirement and the United States Holder's tax basis in the Series A Junior Subordinated Debenture. Such gain or loss will be long-term capital gain or loss if the Series A Junior Subordinated Debenture has been held for more than one year. A United States Holder's tax basis in a Series A Junior Subordinated Debenture generally will equal the amount paid for it, increased by OID includible in income and decreased by payments made with respect to the Series A Junior Subordinated Debenture.

UNITED STATES ALIEN HOLDERS

     For purposes of the following discussion, a "United States Alien Holder" is any Beneficial Owner that is a nonresident alien individual or a foreign corporation, in each case not subject to United States federal income tax on a net income basis in respect of a Series A Junior Subordinated Debenture.

     Under current United States federal income tax law, subject to the discussion of backup withholding tax below, payments by PGE or any of its paying agents on a Series A Junior Subordinated Debenture to a United States Alien Holder, and gain realized by a United States Alien Holder on the sale or exchange of a Series A Junior Subordinated Debenture, will not be subject to withholding of United States federal income tax, provided that (a) the Beneficial Owner of the Series A Junior Subordinated Debenture does not actually or constructively own 10% or more of the total combined voting power of all classes of capital stock of PGE entitled to vote, (b) the Beneficial Owner of the Series A Junior Subordinated Debenture is not a controlled foreign corporation that is related to PGE through stock ownership and (c) either (x) the Beneficial Owner certifies to PGE or its agent (or other applicable withholding agent), under penalties of perjury, that it is not a United States person and provides its name and address or (y) the holder of the Series A Junior Subordinated Debenture is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to PGE or its agent (or other applicable withholding agent) under penalties of perjury that such statement has been received from the Beneficial Owner by it or by a financial institution between it and the Beneficial Owner and furnishes PGE or its agent (or other applicable withholding agent) with a copy thereof.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, with respect to non-corporate United States Holders, information reporting requirements will apply to payments of principal of and interest (including OID) on a Series A Junior Subordinated Debenture and to the proceeds from the sale of a Series A Junior Subordinated Debenture prior to maturity, and "backup withholding tax" at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to certify as to no loss of exemption from backup withholding tax or to otherwise comply with applicable backup withholding tax rules.

     Information reporting and backup withholding tax will not apply to payments of principal and interest (including OID) made by PGE or a paying agent to a United States Alien Holder on a Series A Junior Subordinated Debenture if the certification described in clause (c) under "United States Alien Holders" above is received, provided that the payor does not have actual knowledge that the holder is a United States person.

     Payments of the proceeds from the sale by a United States Alien Holder of a Series A Junior Subordinated Debenture made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding tax, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payments. Payments of the proceeds from the sale of a Series A Junior Subordinated Debenture to or through the United States office of a broker is subject to information reporting and backup withholding tax unless the beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding tax.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, PGE has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney Inc. are acting as Representatives, has severally agreed to purchase, the principal amount of the Series A Junior Subordinated Debentures set forth opposite its name below:

                                                                      PRINCIPAL AMOUNT OF
                                                                        SERIES A JUNIOR
                             UNDERWRITER                            SUBORDINATED DEBENTURES
    --------------------------------------------------------------  -----------------------
    Goldman, Sachs & Co. .........................................        $17,167,500
    Merrill Lynch, Pierce, Fenner & Smith Incorporated............         17,166,250
    Smith Barney Inc. ............................................         17,166,250
    Robert W. Baird & Co. Incorporated............................            500,000
    J.C. Bradford & Co. ..........................................            500,000
    Alex. Brown & Sons Incorporated...............................          1,125,000
    Crowell, Weedon & Co. ........................................            500,000
    Dain Bosworth Incorporated....................................            500,000
    Dillon, Read & Co. Inc. ......................................          1,125,000
    Doft & Co., Inc...............................................            500,000
    A.G. Edwards & Sons, Inc. ....................................          1,125,000
    Everen Securities, Inc. ......................................          1,125,000
    Fahnestock & Co. Inc. ........................................            500,000
    Interstate/Johnson Lane Corporation...........................            500,000
    Janney Montgomery Scott Inc. .................................            500,000
    Kennedy, Cabot & Co. .........................................            500,000
    Legg Mason Wood Walker, Incorporated..........................            500,000
    McDonald & Company Securities, Inc. ..........................            500,000
    McGinn, Smith & Co., Inc. ....................................            500,000
    Morgan Keegan & Company, Inc. ................................            500,000
    The Ohio Company..............................................            500,000
    Olde Discount Corporation.....................................            500,000
    Oppenheimer & Co., Inc. ......................................          1,125,000
    Pacific Crest Securities......................................            500,000
    PaineWebber Incorporated......................................          1,125,000
    Piper Jaffray Inc. ...........................................            500,000
    Prudential Securities Incorporated............................          1,125,000
    Ragen MacKenzie Incorporated..................................            500,000
    Rauscher Pierce Refsnes, Inc. ................................            500,000
    Redwood Securities Group, Inc. ...............................            500,000
    The Robinson-Humphrey Company, Inc. ..........................            500,000
    Roney & Co. ..................................................            500,000
    SBC Capital Markets Inc. .....................................          1,125,000
    Sutro & Co. Incorporated......................................            500,000
    Trilon International Inc. ....................................            500,000
    Tucker Anthony Incorporated...................................            500,000
    U.S. Clearing Corp. ..........................................            500,000
    Van Kasper & Company..........................................            500,000
    Wedbush Morgan Securities.....................................            500,000
    Wheat, First Securities, Inc. ................................            500,000
                                                                    -----------------------
                 Total............................................        $75,000,000
                                                                    ====================

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Series A Junior Subordinated Debentures, if any are taken.

     The Underwriters propose to offer the Series A Junior Subordinated Debentures in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus

Supplement and in part to certain securities dealers at such price less a concession of 2.0% of the principal amount of the Series A Junior Subordinated Debentures. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 1.2% of the principal amount of the Series A Junior Subordinated Debentures to certain brokers and dealers. After the Series A Junior Subordinated Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     PGE has agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including 30 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any Series A Junior Subordinated Debentures or any other securities of PGE that are substantially similar to the Series A Junior Subordinated Debentures for cash, without the prior written consent of the Representatives.

     The Series A Junior Subordinated Debentures are a new issue of securities with no established trading market. Application has been made to list the Series A Junior Subordinated Debentures on the NYSE. PGE has been advised by the Representatives of the Underwriters that the Representatives intend to make a market in the Series A Junior Subordinated Debentures but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series A Junior Subordinated Debentures.

     PGE has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Certain of the Underwriters engage in transactions with, and from time to time have performed services for Portland General and PGE in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Junior Indenture and the Series A Junior Subordinated Debentures will be passed upon on behalf of PGE by Steven F. McCarrel, Esq., Deputy General Counsel of Portland General and Assistant Secretary of Portland General and PGE and on behalf of the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York. Statements as to United States taxation in this Prospectus Supplement under the caption "Certain Federal Income Tax Considerations" have been passed upon by Morgan, Lewis & Bockius LLP, as special tax counsel to PGE, and are stated herein on their authority.

PROSPECTUS

                       PORTLAND GENERAL ELECTRIC COMPANY

                                DEBT SECURITIES

                            ------------------------

     Portland General Electric Company, an Oregon corporation ("PGE" or the "Company"), may offer and sell, from time to time or all at one time, in one or more series, together or separately, in amounts, at prices and on terms to be determined at the time of the offering, secured and unsecured debt securities ("Debt Securities") consisting of: (i) secured first mortgage bonds, including medium term notes ("First Mortgage Bonds"), and (ii) unsecured debt securities, which may be either Senior Unsecured Debt Securities or Junior Subordinated Debentures ("Unsecured Debt Securities"). Senior Unsecured Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company but will be junior to all first mortgage bonds, including the First Mortgage Bonds. Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company.

     The specific terms of the offering and sale of the Debt Securities, including (a) the specific designation, the aggregate principal amount, the maturity, the rate (which may be fixed, floating, or adjustable), the time of payment of interest, any redemption or sinking fund provisions, the extent of any subordination and any other rights and restrictions of each series of the Debt Securities; and (b) the initial public offering price, listing on any securities exchange, and the agents, dealers, or underwriters, if any, to be utilized in connection with the sale of each series of the Debt Securities, will be set forth in an accompanying Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the Debt Securities or a series thereof may be issued in whole or in part in the form of one or more temporary or permanent global securities. The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Debt Securities to be made directly or through agents.

                            ------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                    REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     The Debt Securities may be sold directly by the Company or through agents, underwriters, or dealers designated from time to time. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities or any series thereof in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable discounts or commissions with respect to the Debt Securities or any such series thereof so sold will also be set forth in the Prospectus Supplement.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS OCTOBER 3, 1995

                             AVAILABLE INFORMATION

     The Company and its parent, Portland General Corporation ("Portland General"), are subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company and Portland General can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company and Portland General may be inspected at the offices of both the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which Portland General Common Stock and certain of the Company's securities are listed.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.
                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Securities and Exchange Commission by the Company, are incorporated in this Prospectus by reference as of their respective dates of filing:

     1.  Annual Report on Form 10-K for the year ended December 31, 1994.

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

     3. Current Report on Form 8-K dated August 16, 1995.

     All reports filed by the Company pursuant to Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus and prior to the termination of the offering or offerings hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of the filing of such reports. The documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the Securities Exchange Act of 1934 prior to the filing with the Commission of the Company's most recent annual report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such annual report on Form 10-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Steven N. Elliott, Assistant Treasurer, Portland General Electric Company, 121 S.W. Salmon Street, Portland, Oregon 97204 (telephone number:
503/464-8917).

                       PORTLAND GENERAL ELECTRIC COMPANY

     Portland General Electric Company, incorporated in Oregon in 1930, has principal offices located at 121 S.W. Salmon Street, Portland, Oregon 97204 (telephone number: 503/464-8000). The Company is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity primarily in the State of Oregon. The Company's service area is 3,170 square miles, including 54 incorporated cities of which Portland and Salem are the largest, within a State approved service area allocation of 4,070 square miles. A portion of the City of Portland is serviced by another Oregon utility. The Company estimates that the population of its service area at December 31, 1994 was approximately 1.35 million, constituting approximately 45% of the State's population. At June 30, 1995, the Company served more than 640,000 customers.

     The Company is a wholly owned subsidiary of Portland General Corporation ("Portland General"), an electric utility holding company exempt from the application of the Public Utility Holding Company Act of 1935 except Section 9(a)(2) relating to the acquisition of securities of other public utility companies.

                                USE OF PROCEEDS

     Unless otherwise indicated in a Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used by PGE for refunding fixed and variable rate securities, reducing short-term debt and other corporate purposes, including its construction program.

                       RATIO OF EARNINGS TO FIXED CHARGES

     In computing the ratio of earnings to combined fixed charges (i) earnings have been based on income from continuing operations before income taxes and fixed charges (exclusive of interest capitalized), and (ii) fixed charges consist of interest and amortization of debt discount and expense (including amounts capitalized) and the estimated interest portion of rents.

                                                          TWELVE
                                                          MONTHS           YEARS ENDED DECEMBER 31
                                                           ENDED       --------------------------------
                                                       JUNE 30, 1995   1994   1993   1992   1991   1990
                                                       -------------   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges (unaudited).......       2.60       3.14   3.13   3.08   2.31   3.12

                         DESCRIPTION OF DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

     Junior Subordinated Debentures may be issued from time to time in one or more series under an indenture, dated as of September 1, 1995 (the "Junior Indenture"), between PGE and The Bank of New York, as Trustee (the "Junior Trustee"), a form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Junior Indenture, to which reference is hereby made for a full description of such provisions, including the definition of certain terms used and for other information regarding the Junior Subordinated Debentures. Whenever particular provisions or defined terms in the Junior Indenture are referred to herein, such provisions or defined terms are incorporated by reference herein. Numerical references used herein are references to the Junior Indenture unless otherwise noted. The particular terms of the Junior Subordinated Debentures offered by any Prospectus Supplement and the extent, if any, to which the general provisions described herein may apply to such Junior Subordinated Debentures will be described in the Prospectus Supplement relating to such Junior Subordinated Debentures.

GENERAL

     The Junior Subordinated Debentures will be unsecured, subordinated obligations of PGE. The Junior Indenture does not limit the aggregate principal amount of Junior Subordinated Debentures which may be issued thereunder and provides that the Junior Subordinated Debentures may be issued thereunder from time to time in one or more series pursuant to an indenture supplemental to the Junior Indenture. (Section 2.01) The aggregate principal amount of Junior Subordinated Debentures of any series will be set forth in the Prospectus Supplement for such series.

     Reference is made to the Prospectus Supplement which will accompany this Prospectus for the following terms of each particular series of Junior Subordinated Debentures being offered thereby: (i) title of such series of Junior Subordinated Debentures; (ii) the aggregate principal amount of such Junior Subordinated Debentures; (iii) the date or dates on which the principal of such series of Junior Subordinated Debentures is payable; (iv) the rate or rates, if any, at which such series of Junior Subordinated Debentures will bear interest or the method of determination of such rate or rates, the date or dates from which such interest shall accrue, the date or dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the interest payable on any such interest payment dates; (v) the right, if any, to extend the interest payment periods and the duration of such extension; (vi) the place where the principal of, premium, if any, and interest on such series of Junior Subordinated Debentures will be payable; (vii) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such series of Junior Subordinated Debentures may be redeemed, in whole or in part, at the option of PGE; (viii) the obligation, if any, of PGE to redeem or purchase such series of Junior Subordinated Debentures pursuant to any sinking fund or analogous provisions or at the option of the holder thereof, and the terms and conditions upon which such series of Junior Subordinated Debentures shall be redeemed or purchased, in whole or part, pursuant to such obligations; (ix) the denominations in which such series of Junior Subordinated Debentures shall be issuable; (x) any other terms of the Junior Subordinated Debentures of such series; and (xi) whether the Junior Subordinated Debentures of such series are issuable as a global security, and in such case, the identity of the depository. (Section 2.01)

     The Junior Indenture does not contain any provisions that afford holders of Junior Subordinated Debentures protection in the event of a highly leveraged transaction involving PGE.

SUBORDINATION

     The Junior Indenture provides that the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined below) of PGE as provided in the Junior Indenture. No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Junior Subordinated Debentures may be made if any Senior Indebtedness is not paid when due, any applicable grace period with respect to such default has ended and such default has not been cured or waived, or if the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any payment or distribution of assets of PGE to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Junior Subordinated Debentures are entitled to receive or retain any payment. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Debentures will be subrogated, in certain instances, to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Junior Subordinated Debentures are paid in full. (Sections 14.01 to 14.05)

     The term "Senior Indebtedness" shall mean the principal of, and premium, if any, and interest on and any other payment or obligations due pursuant to any of the following, whether outstanding at the date of execution of the Junior Indenture or thereafter incurred, created or assumed: (a) all indebtedness of PGE for money borrowed, (b) all indebtedness evidenced by notes, debentures, bonds, securities, or other similar instruments issued by PGE, (c) all capital lease obligations of PGE, (d) all obligations of PGE issued or assumed as the deferred purchase price of property, all conditional sales obligations of PGE and all obligations of PGE under any title retention agreement (excluding trade accounts payable arising in the ordinary course of business), (e) obligations of PGE for the reimbursement of any obligor on any letter of credit, banker's acceptance, security purchase facility, surety bond or similar credit transaction entered into in the ordinary course of business of PGE, (f) all indebtedness and obligations of others of the kinds described in the clauses (a) through (e), assumed by or guaranteed in, any manner by PGE in effect guaranteed by PGE through an agreement to purchase, contingent or otherwise, and (g) all renewals, extensions or refundings of indebtedness of the kinds described in clauses (a) through (f) unless, in the case of any particular indebtedness, obligation, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension or refunding is not superior in right of payment to or is pari passu with the Debentures. Such Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions set forth in Article Fourteen of the Junior Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     The Junior Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued. As of June 30, 1995, Senior Indebtedness of PGE aggregated approximately $2,000,000,000.

     As the Junior Subordinated Debentures will be issued by PGE, the Junior Subordinated Debentures effectively will be subordinate to all obligations of PGE's subsidiaries, and the rights of PGE's creditors, including holders of the Junior Subordinated Debentures, to participate in the assets of such subsidiaries upon liquidation or reorganization will be junior to the rights of the holders of all preferred stock, indebtedness and other liabilities of such subsidiaries, which may include trade payables, obligations to banks under credit facilities, guarantees, pledges, support arrangements, bonds, capital leases, notes and other obligations. Nothing in the Junior Indenture limits the right of PGE to create subsidiaries or limits the right of any PGE subsidiary to incur indebtedness.

CERTAIN COVENANTS

     If there shall have occurred any event that would, with the giving of notice or the passage of time, or both, constitute an Event of Default under the Junior Indenture, as described under "Events of Default" below, or if PGE exercises its option to extend the interest payment period described in clause
(v) under "General" above, PGE will not, until all defaulted interest on the Junior Subordinated Debentures and all interest accrued on the Junior Subordinated Debentures during any such extended interest payment period and all principal and premium, if any, then due and payable on the Junior Subordinated Debentures shall have been paid in full, (i) declare, set aside or pay any dividend or distribution on any capital stock of PGE, including its Common Stock, except for dividends or distribution in shares of its capital stock or in rights to acquire shares of its capital stock, or (ii) repurchase, redeem or otherwise acquire, or make any sinking fund payment for the purchase or redemption of, any shares of its capital stock (except by conversion into or exchange for shares of its capital stock and except for a redemption, purchase or other acquisition of shares of its capital stock made for the purpose of an employee incentive plan or benefit plan of PGE or any of its subsidiaries); provided, however, that any moneys deposited in any sinking fund and not in violation of this provision may thereafter be applied to the purchase or redemption of such preferred stock in accordance with the terms of such sinking fund without regard to the restrictions contained in this provision. (Section 4.06)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

     Junior Subordinated Debentures of each series will be issued in registered form and will be either certificated or represented by one or more global securities. If not represented by one or more global securities, Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Debenture Registrar or at the office of any transfer agent designated by PGE for such purpose with respect to any series of Junior Subordinated Debentures and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Indenture. Such transfer or exchange will be effected upon the Debenture Registrar or such transfer agent, as the case may be, being satisfied with the document of title and identity of the person making the request. PGE has appointed the Junior Trustee as Debenture Registrar with respect to the Junior Subordinated Debentures. (Section 2.05) If a Prospectus Supplement refers to any transfer agents (in addition to the Debenture Registrar) initially designated by PGE with respect to any series of Junior Subordinated Debentures, PGE may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that PGE will be required to maintain a transfer agent in each place where Junior Subordinated Debentures of such series may be presented for payment. (Section 4.02) PGE may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

     In the event of any redemption in part, PGE shall not be required to (i) issue, register the transfer of or exchange any Junior Subordinated Debenture during a period beginning at the opening of business 15 days before any selection for redemption of Junior Subordinated Debentures of like tenor and of the series of which such Junior Subordinated Debenture is a part, and ending at the close of business on the earliest date in which the relevant notice of redemption is deemed to have been given to all holders of Junior Subordinated Debentures of like tenor and of such series to be redeemed and (ii) register the transfer of or exchange any Junior Subordinated Debentures so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Debenture being redeemed in part. (Section 2.05)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal and premium (if any) on any Junior Subordinated Debenture will be made only against surrender to the Paying Agent of such Junior Subordinated Debenture. Unless otherwise indicated in an applicable Prospectus Supplement, principal of, premium, if any, and interest on Junior Subordinated Debentures will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as PGE may designate from time to time, except that at the option of PGE payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Debenture Register with respect to such Junior Subordinated Debentures. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on a Junior Subordinated Debenture on any Interest Payment Date will be made to the person in whose name such Junior Subordinated Debenture (or Predecessor Debenture) is registered at the close of business on the Regular Record Date for such interest payment. (Section 2.03)

     The Junior Trustee will act as Paying Agent with respect to the Junior Subordinated Debentures. PGE may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that PGE will be required to maintain a Paying Agent in each place where Junior Subordinated Debentures of each series may be presented for payment. (Section 4.02)

     All moneys paid by PGE to a Paying Agent for the payment of the principal of, premium, if any, or interest on any Junior Subordinated Debenture of any series which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to PGE and the holder of such Junior Subordinated Debenture will thereafter look only to PGE for payment thereof. (Section 11.06)

GLOBAL DEBENTURES

     If any Junior Subordinated Debentures of a series are represented by one or more global securities, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for Junior Subordinated Debentures of such series and of like tenor and principal amount in any authorized form and denomination. Principal of, premium, if any, and interest on such global security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.11)

     The specific terms of the depository arrangement with respect to any portion of a series of Junior Subordinated Debentures to be represented by a global security will be described in the applicable Prospectus Supplement.

AGREED TAX TREATMENT

     The Junior Indenture provides that each holder of a Junior Subordinated Debenture, each person that acquires a beneficial ownership interest in a Junior Subordinated Debenture and PGE agree that for United

States federal, state and local tax purposes it is intended that such Junior Subordinated Debenture constitutes indebtedness. (Section 13.12)

MODIFICATION OF THE JUNIOR INDENTURE

     The Junior Indenture contains provisions permitting PGE and the Junior Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures of each series which are affected by the modification, to modify the Junior Indenture or any supplemental indenture affecting that series or the rights of the holders of that series of Junior Subordinated Debentures; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture then outstanding and affected thereby, (i) extend the fixed maturity of any Junior Subordinated Debentures of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any premium payable upon the redemption thereof, or (ii) reduce the percentage of Junior Subordinated Debentures, the holders of which are required to consent to any such supplemental indenture. (Section 9.02)

     The Junior Indenture contains provisions permitting PGE and the Junior Trustee to execute, without the consent of any holder of Junior Subordinated Debentures, any supplemental indenture for certain other usual purposes including creating any new series of Junior Subordinated Debentures. (Sections 2.01, 9.01, and 10.01)

EVENTS OF DEFAULT

     The Junior Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to each series of Junior Subordinated Debentures: (i) failure for 10 days to pay interest on the Junior Subordinated Debentures of that series when due; (ii) failure to pay principal of or premium, if any, on the Junior Subordinated Debentures of that series when due whether at maturity, upon redemption or otherwise, or to make any sinking fund payment with respect to that series; (iii) failure to observe or perform any other covenant (other than those specifically relating to another series) contained in the Junior Indenture for 90 days after written notice; or (iv) certain events of bankruptcy, insolvency or reorganization of PGE. (Section 6.01)

     The holders of a majority in aggregate outstanding principal amount of any series of Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Trustee for that series. (Section 6.06) The Junior Trustee or the holders of not less than 25% in aggregate outstanding principal amount of any particular series of Junior Subordinated Debentures may declare the principal due and payable immediately upon an Event of Default with respect to such series, but the holders of a majority in aggregate outstanding principal amount of such series may annul such declaration and waive such Event of Default if it has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the Junior Trustee. (Section 6.01)

     The holders of a majority in aggregate outstanding principal amount of all series of Junior Subordinated Debentures affected thereby may, on behalf of the holders of all Junior Subordinated Debentures of such series, waive any past default, except a default in the payment of principal, premium, if any, or interest. (Section 6.06) PGE is required to file annually with the Junior Trustee a certificate as to whether or not PGE is in compliance with all the conditions and covenants under the Junior Indenture. (Section 5.03)

CONSOLIDATION, MERGER AND SALE

     The Junior Indenture does not contain any covenant which restricts PGE's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions. (Section 10.01)

DEFEASANCE AND DISCHARGE

     Under the terms of the Junior Indenture, PGE will be discharged from any and all obligations in respect of the Junior Subordinated Debentures of any series (except in each case for certain obligations to register the transfer or exchange of Junior Subordinated Debentures, replace stolen, lost or mutilated Junior Subordinated Debentures, maintain paying agencies and hold moneys for payment in trust) if PGE deposits with the Junior Trustee, in trust, moneys or Government Obligations, in an amount sufficient to pay all the principal of, and interest on, the Junior Subordinated Debentures of such series on the dates such payments are due in accordance with the terms of such Junior Subordinated Debentures and, if, among other things, such Junior Subordinated Debentures are neither due and payable nor to be called for redemption within one year, PGE delivers to the Trustee an Opinion of Counsel to the effect that the holders of Junior Subordinated Debentures of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred. In addition, if PGE delivers to the Trustee an Opinion of Counsel (in lieu of the Opinion of Counsel referred to above) to the effect that PGE has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the Junior Subordinated Debentures will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance, and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur, and such deposit will not result in PGE, the Junior Trustee or the trust resulting from the defeasance being deemed an "investment company" under the Investment Company Act of 1940, as amended, then, PGE will be deemed to have paid and discharged the entire indebtedness and holders of Junior Subordinated Debentures of such series would be able to look only to the trust fund for payment of principal, premium, if any, and interest on the Junior Subordinated Debentures of such series. (Sections 11.01, 11.02, and 11.03)

GOVERNING LAW

     The Junior Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with, the laws of the State of New York. (Section 13.04)

INFORMATION CONCERNING THE TRUSTEE

     The Junior Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Junior Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (Section 7.01) Subject to such provision, the Junior Trustee is under no obligation to exercise any of the powers vested in it by the Junior Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. (Section 7.02) The Junior Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. (Section 7.01)

MISCELLANEOUS

     PGE will have the right at all times to assign any of its rights or obligations under the Junior Indenture to Portland General or a direct or indirect wholly owned subsidiary of Portland General or PGE; provided, that, in the event of any such assignment, PGE will remain liable for all such obligations. Subject to the foregoing, the Junior Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Junior Indenture provides that it may not otherwise be assigned by the parties thereto. (Section 13.11)

FIRST MORTGAGE BONDS

     First Mortgage Bonds are to be issued under the Indenture of Mortgage and Deed of Trust, dated July 1, 1945 (the "Original Indenture"), made by PGE to The Marine Midland Trust Company of New York (now Marine Midland Bank), as Trustee ("Trustee"), as supplemented by forty-five supplemental indentures (the "Supplemental Indentures") heretofore executed by PGE and as to be supplemented by one or more additional supplemental indentures to be dated the first day of the month or months of issuance of each series of the First Mortgage Bonds, all of which are collectively referred to as the "Mortgage".

     The statements herein concerning the First Mortgage Bonds and the Mortgage are an outline and do not purport to be complete. They make use of defined terms and are qualified in their entirety by reference to the Mortgage, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. References herein are to sections and articles of the Original Indenture unless otherwise indicated. References to the New Supplementals are to the drafts of the form of New Supplemental Indenture and the form of New MTN Supplemental Indenture, respectively (collectively the "New Supplementals"), which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     A Prospectus Supplement will set forth any variation in the terms and provisions of the First Mortgage Bonds from those described in this Prospectus.

FORM, DENOMINATIONS AND EXCHANGEABILITY

     The First Mortgage Bonds are issuable in fully registered form in denominations of $1,000, or such other amounts as may be authorized by PGE, or any amount in excess thereof that is a multiple of $1,000. (New Supplementals
Section 1.01)

     The First Mortgage Bonds will be transferable or exchangeable for First Mortgage Bonds of other authorized denominations without any service charge at the office of the Trustee in New York, N.Y. (Sections 2.06 and 2.10; New Supplementals Section 1.01)

INTEREST AND PAYMENT

     Reference is made to the Prospectus Supplement for the interest rate or rates (which may be either fixed or variable) and/or the method of determination of such rate or rates, of the First Mortgage Bonds, the date or dates on which such interest is payable and the office or agency in the Borough of Manhattan, City and State of New York at which interest will be payable.

SECURITY AND PRIORITY; BONDABLE PUBLIC UTILITY PROPERTY

     In the opinion of PGE's counsel, the First Mortgage Bonds are to be secured, equally with all other bonds heretofore or hereafter issued under the Mortgage, by a direct first lien on PGE's interests in substantially all of its property (except cash, securities, contracts and accounts receivable, motor vehicles, materials and supplies, fuel, certain minerals and mineral rights and certain other assets) now owned or hereafter acquired by PGE; subject, however, to certain permitted encumbrances and to various exceptions, reservations, reversions, easements and minor irregularities and deficiencies in title, which, in the opinion of such counsel, will not interfere with their proper operation and development. Until such time as the amendment discussed below becomes effective, the lien of the Mortgage does not extend to properties located outside of Oregon or contiguous states (principally PGE's interest in the Colstrip units located in Montana).

     The Mortgage permits the acquisition of property subject to prior liens. However, no property subject to prior liens (other than liens securing the unpaid purchase price of equipment or machinery) may be acquired (a) if at the date of acquisition thereof the principal amount of indebtedness secured by such prior liens, together with all other prior lien indebtedness of PGE, exceeds 10% of the aggregate principal amount of bonds outstanding under the Mortgage, or
(b) if at the date of acquisition thereof the principal amount of indebtedness secured by such prior liens exceeds 60% of the cost of such property to PGE, or
(c) in certain cases of property used by another in a business similar to that of PGE, unless the net earnings of such property meet certain tests. (Section 8.11)

     The term "bondable public utility property", as presently defined in the Mortgage, means specified types of tangible property, including property then in the process of construction, now owned or hereafter acquired by PGE and subjected to the lien of the Original Indenture as the same has been or may be in the future supplemented, modified or amended, which is located in the State of Oregon or in any state contiguous thereto. (Section 1.10A) When the holders of 75% in principal amount of bonds of all series then outstanding, including the holders of not less than 60% in principal amount of the bonds then outstanding of each series which is affected by such amendment, shall have consented thereto, the term "bondable public utility property" will be amended to mean the same types of tangible property now owned or hereafter acquired by PGE and subjected to the lien of the Original Indenture as the same has been or may be in the future supplemented, modified or amended, which is located in the States of Oregon, Washington, California, Arizona, New Mexico, Idaho, Montana, Wyoming, Utah, Nevada and Alaska. Each holder of a First Mortgage Bond, by his acceptance of such First Mortgage Bond, shall thereby consent to such amendment; no further vote or consent of holders of the First Mortgage Bonds shall be required to permit such amendment to become effective; and in determining whether the holders of not less than 75% of principal amount of bonds outstanding at the time such amendment becomes effective have consented thereto, the holders of all First Mortgage Bonds then outstanding shall be deemed to have so consented. (New Supplementals Section 1.08 and 1.07) Similar provisions are contained in all recent Supplemental Indentures under which new series of bonds have been issued. Similar provisions amending the definition of "bondable public utility property" to include all of the states named above (other than Alaska) are included in certain prior Supplemental Indentures, as well as in the New Supplementals.

     PGE has covenanted, among other things, to not issue bonds under the Mortgage in any manner other than in accordance with the Mortgage, to keep the Mortgage a first priority lien on the Trust Estate and, except as permitted by the Mortgage, to not suffer any act or thing whereby the Trust Estate might or could be impaired. (Article EIGHT) Neither the Original Indenture nor the Supplemental Indentures contain any provisions that afford holders of bonds special protection in the event of a highly leveraged transaction by PGE, however the bonds would continue to be entitled to the benefit of a first priority lien on the Trust Estate as described above. Any special provisions applicable to the First Mortgage Bonds will be set forth in the New Supplementals and described in a Prospectus Supplement with respect to the First Mortgage Bonds.

REDEMPTION AND PURCHASE OF BONDS

     Reference is made to the Prospectus Supplement for the terms and conditions under which the First Mortgage Bonds, or any series of the First Mortgage Bonds if there shall be more than one series, may be redeemed or purchased at the option of PGE. The First Mortgage Bonds will be redeemable at any time at 100% of the principal amount thereof, together with interest accrued to the date of redemption, by use of proceeds from the sale or disposition substantially as an entirety of PGE's electric properties at Portland, Oregon. (Section 7.01)

     Cash deposited under any provision of the Mortgage (with certain exceptions) may be applied to the purchase of the First Mortgage Bonds or any series of the First Mortgage Bonds if there shall be more than one series. (Section 7.05)

SINKING FUND PROVISIONS

     If a Prospectus Supplement with respect to all of the First Mortgage Bonds offered as a single series, or to any separate series of the First Mortgage Bonds if there shall be more than one series, states that there will be a sinking fund for the benefit of such series, then so long as any First Mortgage Bonds of such series shall be outstanding, PGE will be required to deposit with the Trustee in each year (except the year of maturity) commencing with such year as shall be set forth in such Prospectus Supplement, cash sufficient to redeem on the first day of the month of issuance of the first of the First Mortgage Bonds of such series, at the Special Redemption Price, First Mortgage Bonds equal to the percentage set forth in such Prospectus Supplement of the aggregate principal amount of First Mortgage Bonds of such series theretofore issued, after deducting from such aggregate principal amount (but only if such deductions would aggregate $500,000 or more) the sum of (1) the aggregate principal amount of First Mortgage Bonds of such series theretofore redeemed out of the proceeds of property released from the lien of the Mortgage and (2) First Mortgage Bonds of such series theretofore redeemed and retired and made the basis for the withdrawal of such proceeds or certified in lieu of the deposit of cash upon the release or taking of property. If so set forth in such Prospectus Supplement, credit against such cash required to be deposited may be taken at PGE's election in an amount equal to the principal amount of First Mortgage Bonds of such series (i) delivered to the Trustee, (ii) at any time theretofore redeemed at the option of PGE at the Regular Redemption Price, and/or (iii) redeemed at the Special Redemption Price in anticipation of any sinking fund payment at any time during the twelve months preceding the payment date therefor. If so set forth in such Prospectus Supplement, PGE may also satisfy all or any part of any sinking fund payment by certifying to the Trustee available additions in an amount equal to 166 2/3% of the portion of the sinking fund payment being so satisfied. If so set forth in such Prospectus Supplement, cash so deposited to satisfy all or any part of any sinking fund payment shall be used by the Trustee for the redemption of First Mortgage Bonds of such series and PGE is required to pay all accrued interest and expenses with respect to any First Mortgage Bonds of such series so redeemed. If sinking fund payments for the First Mortgage Bonds of any series may be satisfied in whole or in part by delivering to the Trustee First Mortgage Bonds of such series acquired by PGE through purchase in the open market or otherwise, by redemption and/or by certifying available additions, there will be no assurance that any of the First Mortgage Bonds of any series will ever be called for redemption through operation of the sinking fund therefor. In the event that less than all of the First Mortgage Bonds of any series then outstanding were to be redeemed, the selection would be made by the Trustee by lot in any manner deemed by the Trustee to be proper. (Section 9.03)

REPLACEMENT FUND

     PGE is required, on or before May 1 in each year, to pay to the Trustee an amount in cash and/or deliver bonds of any series in principal amount equal to the amount by which the minimum provision for depreciation upon bondable public utility property (see below) for the preceding calendar year exceeds property additions (as specified below) and, in the event of any deficiency in property additions, the sum of certain other credits described below, which are optional. Credit must be taken in an amount equal to the aggregate amount and/or cost of property additions acquired or constructed by PGE from March 31, 1945 to the end of the preceding calendar year, less (1) property additions theretofore made the basis for action or credit under the Mortgage, (2) available additions theretofore made the basis for action or credit under the Mortgage, and (3) property additions theretofore credited against any previous replacement fund requirement. PGE may at its election credit against the amount, if any, required to be paid (i) any available bond retirements, (ii) certain expenditures for the acquisition of or for improvements, additions, renewals or replacements to bondable public utility property subject to a prior lien, and (iii) certain retirements of prior lien indebtedness. To the extent that such credits at any time exceed the replacement fund requirement, PGE may withdraw cash or bonds held by the Trustee in the replacement fund or, under certain circumstances, reinstate available bond retirements previously taken as a credit against any replacement fund requirement. Any cash so deposited with the Trustee for the replacement fund may, at the option of PGE, be applied to the redemption or purchase of bonds. Redemptions of First Mortgage Bonds are at the then applicable Regular Redemption Prices. (Section 4.04; New Supplementals Sections
1.04 and 1.03)

     The amount of the mandatory credit for property additions has always exceeded the replacement fund requirement and therefore PGE has not been required (or permitted) to pay cash or deliver bonds to the Trustee. PGE expects this to continue in the foreseeable future.

MINIMUM PROVISION FOR DEPRECIATION

     The "minimum provision for depreciation" as applied to bondable public utility property, as presently defined in the Mortgage, is, for any period (other than periods of less than a calendar year), 15% of the gross operating revenues derived from such property during such period, after deducting the cost of purchased power and lease or rental payments for generating or transmission facilities, less all amounts expended for maintenance of such property during such period. The "minimum provision for depreciation" as applied to bondable public utility property not subject to a prior lien is similarly determined on the basis of gross operating revenues from, and maintenance expenditures upon, bondable public utility property not at the time subject to a prior lien. (Section 1.10G)

     When the holders of 75% in principal amount of bonds of all series then outstanding, including the holders of not less than 60% in principal amount of the bonds then outstanding of each series which is affected by such amendments, shall have consented thereto:

          (1) The definitions of minimum provision for depreciation will be amended so that the minimum provision for depreciation for the period from March 31, 1945 through December 31, 1966 as applied to bondable public utility property, whether or not subject to lien, shall mean $35,023,487.50 (which is the amount of such minimum provision for such period under the existing definitions of minimum provision for depreciation); the minimum provision for depreciation as applied to bondable public utility property for any calendar year subsequent to December 31, 1966, shall mean the greater of (i) an amount equal to 2% of such property, as shown by PGE's books as of January 1 of such year, with respect to which PGE was then required to make appropriations to a reserve or reserves for depreciation or obsolescence, or (ii) the amount actually appropriated in respect of such property to such reserve or reserves for such calendar year, in either case less an amount equal to the aggregate of (a) the amount of any property additions which during such calendar year were made the basis for a sinking fund credit, pursuant to the provisions of a sinking fund for bonds of any series, and (b) 166 2/3% of the principal amount of bonds of any series which were credited against any sinking fund payment due during such calendar year for bonds of any series, or which were redeemed in anticipation of, or out of moneys paid to the Trustee on account of any sinking fund payment due during such calendar year for bonds of any series; and the aggregate amount of the minimum provision for depreciation as applied to bondable public utility property from March 31, 1945 to any date shall mean $35,023,487.50 plus the sum of the minimum provision for depreciation for each calendar year or fraction thereof between December 31, 1966 and such date, calculated as set forth immediately above.

          (2) The amended definitions of minimum provision for depreciation as applied to bondable public utility property set forth in (1) above will be further amended so that (A) the property additions and bonds referred to in
     (a) and (b) of (1) above will be limited to property additions and bonds which, as a result of having been made the basis of a sinking fund credit for bonds of any series or having been redeemed in anticipation of or out of moneys paid to the Trustee on account of a sinking fund payment for bonds of any series, become disqualified from being made the basis of the authentication and delivery of bonds or any other further action or credit under the Mortgage, either without time limit or only for as long as any bonds of such series are outstanding, and (B) the amended definition of the aggregate amount of the minimum provision for depreciation as applied to bondable public utility property from March 31, 1945 to any date set forth in (1) above will be further amended by adding thereto (1) the amount of any property additions referred to in (a) of (1) above, as so amended, which between December 31, 1966 and such date were made the basis for a sinking fund credit pursuant to the provisions of a sinking fund for bonds of any series, and thereafter and on or prior to such date become "available additions" as a result of the fact that all bonds of such series ceased to be outstanding and (ii) 166 2/3% of the principal amount of bonds referred to in (b) of (1) above, as so amended, which between December 31, 1966 and such date were credited against any sinking fund payment, or were redeemed in anticipation of, or out of moneys paid to the Trustee on account of, any sinking fund payment, due between December 31, 1966 and such date for bonds of any series, and thereafter and on or prior to such date became "available bond retirements" as a result of the fact that all bonds of such series ceased to be outstanding.

The "minimum provision for depreciation" as applied to bondable public utility property not subject to a prior lien for any period subsequent to December 31, 1966 will be calculated on similar bases except that the property referred to in clauses (i) and (ii) of (1) above will be bondable public utility property not subject to prior lien. If the revised definitions set forth in (1) above or in both (1) and (2) above should become effective it is expected that the minimum provisions for depreciation for periods subsequent to December 31,1966 will be reduced from such minimum provisions as computed in accordance with the existing definitions. Each holder of a First Mortgage Bond, by his acceptance of such First Mortgage Bond, shall thereby consent to both such amendments; no further vote or consent of holders of the First Mortgage Bonds shall be required to permit either such amendment to become effective; and in determining whether the holders of not less than 75% in principal amount of bonds outstanding at the time either such amendment becomes effective have consented thereto, the holder of all First Mortgage Bonds then outstanding shall be deemed to have so consented. (New Supplementals Sections 1.08 and 1.07) Similar provisions amending the definitions of "minimum provision for depreciation" set forth in (1) above have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Sixteenth Supplemental Indenture. Similar provisions amending the definitions of "minimum provision for depreciation" set forth in
(2) have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Twenty-fifth Supplemental Indenture.

     The amendment set forth in (1) above also contains provisions to the effect that all bonds of any series and all property additions made the basis of a credit upon any sinking fund payment for bonds of any series or redeemed by operation of the sinking fund for bonds of any series (whether on any sinking fund payment date or in anticipation of any sinking fund payment) shall not be made the basis of the authentication and delivery of bonds or of any other further action or credit under the Mortgage. The amendment set forth in (2) above will eliminate such provisions. Certain presently outstanding series of bonds are entitled to the benefits of similar provisions, presently effective, prohibiting the use of bonds or property additions made the basis of a credit upon or redeemed by operation of the sinking fund, if any, for bonds of that series or certain previously issued series. None of such provisions limit the use of such bonds or property additions in calculating the amended definitions of minimum provision for depreciation referred to in either (1) or (2) above. When the holders of 75% in principal amount of bonds of all series than outstanding, including holders of not less than 60% of the bonds then outstanding of each series which is affected by such amendment, shall have consented thereto, the foregoing provisions prohibiting the use of bonds or property additions so credited against (or redeemed out of the proceeds of) any sinking fund payment for bonds of any series, or for bonds of certain series, as the case may be, will remain effective only so long as any such bonds of such series are outstanding. When all bonds of a series cease to be outstanding, bonds and/or property additions so credited (or redeemed) by operation of the sinking fund for bonds of such series equal to 1% per annum of the principal amount of bonds of such series theretofore issued (after making certain deductions) will remain unavailable for further action or credit under the Mortgage, but the amount of such bonds and property additions in excess of such 1% per annum will become "available additions" or "available bond retirements", as the case may be. (New Supplementals Sections 1.08 and 1.07) Similar provisions with respect to the use of bonds and property additions so credited against (or redeemed out of the proceeds of) sinking fund payments and the amount of such bonds and property additions in excess of such 1% per annum becoming "available additions" or "available bond retirements", as the case may be, have been included in all prior Supplemental Indentures under which new series of bonds have been issued, commencing with the Twenty-fifth Supplemental Indenture.

ISSUANCE OF ADDITIONAL BONDS

     The principal amount of bonds which may be issued under the Mortgage is unlimited. Additional bonds may from time to time be issued on the basis of (1) 60% of available additions, (2) the deposit of cash or (3) available bond retirements. With certain exceptions in the case of (3) above, the issuance of bonds is subject to net earnings available for interest for 12 consecutive months within the preceding 15 months being at least twice the annual interest requirements on all bonds to be outstanding and prior lien indebtedness. (Article FIVE) Cash deposited with the Trustee pursuant to (2) above may be (i) withdrawn in an amount equal to 60% of available additions, (ii) withdrawn in an amount equal to available bond retirements or (iii) applied to the purchase or redemption of bonds. (Article SEVEN) At June 30, 1995, PGE had available additions and available bond retirements sufficient to permit the issuance of approximately $230,000,000 and $100,000,000, respectively, in principal amount of additional bonds, including the First Mortgage Bonds. As of June 30, 1995, net earnings available for interest would permit the issuance of up to $750,000,000 principal amount of additional bonds, including the First Mortgage Bonds. This amount would increase to the extent proceeds of the issuance of bonds are used to retire presently outstanding first mortgage bonds.

     Available additions are determined, at any time, by deducting from the aggregate amount of property additions since March 31, 1945 (1) the greater of the aggregate amount of retirements since March 31, 1945 or the aggregate amount of the minimum provision for depreciation upon bondable public utility property not subject to a prior lien since March 31, 1945, and (2) the aggregate of available additions theretofore made the basis for action or credit under the Mortgage. (Sections 1.10.I, 3.01 and 3.03.A) Property additions taken as a credit against the replacement fund requirement are not deemed to be "made the basis for action or credit". (Section 1.10.H)

DIVIDEND RESTRICTIONS

     So long as any of the First Mortgage Bonds, or bonds of any other series heretofore authenticated under the Mortgage, are outstanding, dividends (other than dividends in capital stock of PGE) may not be declared or paid or other distributions made on Common Stock of PGE, nor may any shares of capital stock of PGE be purchased (other than in exchange for or from the proceeds of other shares of capital stock of PGE), if the aggregate amount so distributed or expended after December 31, 1944 would exceed the aggregate amount of PGE's net income, as adjusted, available for dividends on its Common Stock accumulated after December 31, 1944. (Section 4.06; New Supplementals Sections 1.04 and 1.03) At June 30, 1995, $531,000,000 of accumulated net income was available for payment of dividends under the foregoing provision.

RELEASE AND SUBSTITUTION OF PROPERTY

     Property subject to the lien of the Mortgage may (subject to certain exceptions and limitations) be released only upon the substitution of cash, purchase money obligations or certain other property or upon the basis of available additions or available bond retirements. (Article SIX)

MODIFICATION OF THE MORTGAGE

     The rights of the bondholders may be modified with the consent of the holders of 75% of the bonds, including the consent of the holders of 60% of the bonds of each series the rights of the holders of which are affected by such modification. In general, no modification of the terms of principal and interest, and no modification affecting the lien of the Mortgage or reducing the percentage required for modification, is effective against any bondholder without his consent. (Section 17.02) The Mortgage may also be modified in various other respects not inconsistent with the Mortgage and which do not adversely affect the interests of the holders of bonds. (Section 17.01)

DEFAULTS AND NOTICE THEREOF

     Defaults are defined as being: default in payment of principal; default for 60 days in payment of interest or of any sinking fund or replacement or improvement fund obligation; certain events of bankruptcy, insolvency or reorganization; or default continuing for 60 days after notice in performance or observance of other covenants, agreements or conditions. (Section 11.01) The Trustee may withhold notice of defaults (except in payment of principal, interest or any sinking or purchase fund installment) if it in good faith determines it to be in the interest of the bondholders. (Section 14.09) The holders of 25% of the bonds may declare the principal and accrued interest due on default, but the holders of a majority may annul such declaration if such default has been cured. (Section 11.01) No holder of bonds may enforce the lien of the Mortgage without giving the Trustee written notice of a default and unless the holders of 25% of the bonds have requested the Trustee to act and offered the Trustee indemnity against expenses and the Trustee has failed to act within 60 days. (Section 11.21) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee, but the Trustee is not required to incur personal liability if there is reasonable ground for believing that it will not be sufficiently indemnified for any expenditures in connection therewith. (Section 11.20)

EVIDENCE TO BE FURNISHED TO THE TRUSTEE

     Compliance with Mortgage provisions is evidenced by written statements of officers of PGE or persons selected and paid by PGE. In certain cases, opinions of counsel and certificates of an engineer, accountant, appraiser or other expert (who in some instances must be independent), must be furnished. Various certificates and other papers are required to be filed annually and in certain events, including an annual certificate with respect to compliance with the terms of the Mortgage and absence of defaults.

SENIOR UNSECURED DEBT SECURITIES

     The Senior Unsecured Debt Securities may be issued from time to time in one or more series under an indenture to be dated as of the first day of the month of its execution ("Senior Indenture"), between PGE and a trustee to be selected by PGE (the "Senior Trustee"). A copy of the Senior Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part on or before execution thereof by PGE and the Senior Trustee. The following description of the general provisions of the Senior Indenture is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Senior Indenture in the form in which it is filed as an exhibit to the Registration Statement of which this Prospectus is a part. Reference is hereby made to the Senior Indenture as so filed for a full description of such provisions, including the definitions of certain terms used and for other information regarding the Senior Unsecured Debt Securities. The particular terms of the Senior Unsecured Debt Securities offered by any Prospectus Supplement and the extent, if any, to which the general provisions described herein may apply to such Senior Unsecured Debt Securities will be described in the Prospectus Supplement relating to such Senior Unsecured Debt Securities.

GENERAL

     The aggregate principal amount of the Senior Unsecured Debt Securities issuable under the Senior Indenture will be unlimited. The Senior Unsecured Debt Securities may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Indenture. The specific terms for each particular series of the Senior Unsecured Debt Securities, including (i) the title of such series; (ii) the aggregate principal amount of such series; (iii) the date or dates on which the principal of such series is payable; (iv) the rate or rates, if any, at which such series will bear interest or the method of determination of such rate or rates, the date or dates from which such interest will accrue, the date or dates on which such interest will be payable or the manner of determination of such interest payment dates and the record dates for the interest payable on such interest payment dates; (v) the place where the principal of, premium, if any, and interest on such series will be payable; (vi) the period or periods, if any, within which, the price or prices at which and the terms and conditions upon which such series may be redeemed, in whole or in part, at the option of PGE; (vii) the terms and conditions, if any, on which such series may be discharged prior to redemption or maturity; (viii) the obligation, if any, of PGE to redeem or purchase such series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof, and the terms and conditions upon which such series shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (ix) the denominations in which such series shall be issuable; (x) any other terms of such series; and
(xi) whether the Senior Unsecured Debt Securities of such series will be issued as a global security, and in such case, the circumstances, if any, under which beneficial owners of interests in any such global security may exchange such interests for Senior Unsecured Debt Securities of such series, the manner for payment of principal of and any premium and interest on such global security, the identity of the depository, and the terms of the depository arrangement, will be set forth in the Prospectus Supplement relating thereto which will accompany this Prospectus.

     The Senior Unsecured Debt Securities will not be secured by any lien, but will rank on a parity with all other unsecured and unsubordinated indebtedness of PGE.

     The Senior Unsecured Debt Securities or any series thereof may be issued as "original issue discount securities" to be sold at a discount below their principal amount. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

THE SENIOR INDENTURE

     The Senior Indenture will contain provisions, which will be described in the Prospectus Supplement relating to the Senior Unsecured Debt Securities, with regard to (i) PGE's consolidating or merging with or into any other corporation or selling or conveying its property as an entirety or substantially as an entirety to another corporation, (ii) PGE's granting to any holder of its outstanding unsecured debt for money borrowed a mortgage, lien, encumbrance or security interest in its property, (iii) the terms and conditions with regard to amending or modifying the Senior Indenture; (iv) Events of Default with respect to Senior Unsecured Debt Securities of any series; and (v) the duties and responsibilities of the Senior Trustee.

     The Senior Indenture will not contain any provisions that afford protection to the holders of Senior Unsecured Debt Securities in the event of a highly leveraged transaction involving PGE.

     PGE will have the right at all times to assign any of its rights or obligations under the Senior Indenture to Portland General or a direct or indirect wholly owned subsidiary of Portland General or PGE; provided, that, in the event of any such assignment, PGE will remain liable for all such obligations. Subject to the foregoing, the Senior Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns, and may not otherwise be assigned.

     The Senior Indenture and the Senior Unsecured Debt Securities will be governed by and construed in accordance with, the laws of the State of New York.

                              PLAN OF DISTRIBUTION

     PGE may offer the Debt Securities ("Offered Securities") in one or more of the following ways from time to time: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; (iii) through agents or (iv) through a combination of any such methods. A Prospectus Supplement with respect to each series of the Offered Securities will set forth the terms of the offering of the Offered Securities and the proceeds to PGE from the sale thereof, the name or names of any underwriters or agents, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are utilized, the Offered Securities being sold to them will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to the Offered Securities being offered will be named in a Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Any underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all of the Offered Securities to which such underwriting agreement relates if any are purchased. Any underwriter utilized may be entitled to indemnification from PGE against certain civil liabilities, including liabilities under the Securities Act of 1933.

     The Offered Securities may be sold directly by PGE or through agents designated by PGE from time to time. Any agent involved in the offer or sale of the Offered Securities or any series thereof in respect of which this Prospectus is delivered will be named, and any commissions payable by PGE to such agent will be set forth, in a Prospectus Supplement. Agents who participate in the distribution of the Offered Securities may be entitled to indemnification by PGE against certain liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the Prospectus Supplement, PGE will authorize underwriters or other persons acting as agents to solicit offers by certain institutions to purchase the Offered Securities from PGE pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases will be subject to the approval of PGE. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such agents will not have any responsibility in respect of the validity or performance of such contracts.

     Each series of Offered Securities will be a new issue of securities and will have no established market. Any underwriters to whom Offered Securities are sold by PGE for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the trading markets for any of the Offered Securities.

                                 LEGAL OPINIONS

     Legal matters in connection with the issuance and sale of the Offered Securities are being passed upon for PGE by Steven F. McCarrel, Deputy General Counsel of Portland General and Assistant Secretary of PGE, and for the underwriters or agents by Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178. As to all matters governed by Oregon law, Morgan, Lewis & Bockius LLP will rely upon the opinion of Mr. McCarrel.

                                    EXPERTS

     PGE's consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

SS

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCE IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                     -------------------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
PROSPECTUS SUPPLEMENT
Portland General Electric Company.......   S-3
Risk Factors............................   S-3
Summary Financial Information...........   S-6
Use of Proceeds.........................   S-6
Description of the Series A Junior
 Subordinated Debentures................   S-7
Certain Federal Income Tax
 Considerations.........................  S-11
Underwriting............................  S-14
Legal Matters...........................  S-15
PROSPECTUS
Available Information...................     2
Incorporation of Certain Documents by
  Reference.............................     2
Portland General Electric Company.......     3
Use of Proceeds.........................     3
Ratio of Earnings to Fixed Charges......     3
Description of Debt Securities..........     3
 Junior Subordinated Debentures.........     3
 First Mortgage Bonds...................     9
 Senior Unsecured Debt Securities.......    15
Plan of Distribution....................    16
Legal Opinions..........................    17
Experts.................................    17

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                                  $75,000,000

                                PORTLAND GENERAL
                                ELECTRIC COMPANY

                          8 1/4% QUARTERLY INCOME DEBT
                              SECURITIES (QUID(SM))
                              (JUNIOR SUBORDINATED
                              DEFERRABLE INTEREST
                             DEBENTURES, SERIES A)

                          ---------------------------

                                      LOGO

                          ---------------------------
                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                               SMITH BARNEY INC.
                      REPRESENTATIVES OF THE UNDERWRITERS

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